Exhibit 99.1

Bridgewater Bancshares, Inc. Announces First Quarter 2020 Earnings

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $7.4 million for the first quarter of 2020,  a  6.1% increase over net income of $7.0 million for the first quarter of 2019. Net income per diluted common share for the first quarter of 2020 was $0.25, a 10.4% increase, compared to $0.23  per diluted common share for the same period in 2019.

“In this unprecedented time, it has become very clear that our people are passionate, flexible and committed to assisting our clients and communities in ways beyond measure. I have witnessed initiative, creativity, humor and resilience among our incredibly talented team,” commented Chairman, Chief Executive Officer, and President, Jerry Baack. “The COVID-19 pandemic has evolved rapidly and created a significant amount of disruption for our clients and their businesses. Our strong first quarter earnings and increased loan provisioning position us to be able to assist clients so that our communities will be able to better weather the severe business interruptions caused by the pandemic. The health and safety of our employees, their families and our clients and their businesses are our top priorities. We remain committed to safe and sound banking practices. As the situation continues to evolve, additional steps will be taken to further these efforts in the weeks ahead, subject to regulatory and governmental guidance.”

First Quarter 2020 Financial Results

		Diluted	Nonperforming	Adjusted	Tangible common equity
ROA	ROE	Earnings per share	assets to total assets	efficiency ratio (1)	to tangible assets (2)
1.29%	11.94%	$0.25	0.03%	44.1%	10.13%

(1)	Ratio excludes the amortization of tax credit investments and represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Linked-Quarter Highlights

•	Annualized pre-provision net revenue return on average assets (PPNR ROA), a non-GAAP financial measure, was 2.11% for the first quarter of 2020, compared to 2.09% for the fourth quarter of 2019.

•	Gross loans increased $90.8 million, or 19.1% on an annualized basis, to $2.00 billion at March 31, 2020, compared to December 31, 2019.

•	Deposits increased $76.8 million, or 16.9% on an annualized basis, to $1.90 billion at March 31, 2020, compared to December 31, 2019.

•

The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of the amortization of tax credit investments from noninterest expense, was 44.1% for the first quarter of 2020, compared to 44.3% for the fourth quarter of 2019.

•	Net loan charge-offs as a percent of average loans was 0.01% for the first quarter of 2020, compared to 0.04% for the fourth quarter of 2019.

•	The ratio of nonperforming assets to total assets was 0.03% at March 31, 2020, compared to 0.02% at December 31, 2019.

•

A loan loss provision of $2.1 million was recorded for the first quarter of 2020, primarily due to increased allocations for economic factors associated with the COVID-19 pandemic. The allowance for loan losses to total loans was 1.23% at March 31, 2020, compared to 1.18% at December 31, 2019.

•

The Company was able to rapidly deploy its business continuity plans in response to the COVID-19 pandemic. In addition, assistance programs have been developed to support clients experiencing business and personal disruptions due to the COVID-19 pandemic, including loan modifications, as needed, and participation in the Small Business Administration’s Paycheck Protection Program.

Year-Over-Year Highlights

•	Net income was $7.4 million for the first quarter of 2020, compared to $7.0 million for the first quarter of 2019, an increase of $425,000, or 6.1%.

•	Diluted earnings per common share for the first quarter of 2020 was $0.25, compared to $0.23 for the first quarter of 2019, an increase of 10.4%.

•	Tangible book value per share, a non-GAAP financial measure, increased 12.1%, or $0.91, to $8.49 at March 31, 2020, compared to $7.58 at March 31, 2019.

•	Gross loans increased $279.2 million, or 16.2%, at March 31, 2020, compared to March 31, 2019.

•	Deposits increased $256.5 million, or 15.6%, at March 31, 2020, compared to March 31, 2019.

•	The ratio of nonperforming assets to total assets was 0.03% at March 31, 2020, compared to 0.08% at March 31, 2019.

Recent Developments

The recent outbreak of the novel coronavirus, or COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has negatively impacted the global economy in extreme ways and created uncertainty in world financial markets. In response to this pandemic, the Company rapidly deployed its business continuity plan and continues to take steps to protect the health and safety of its employees and clients. Given the fluidity of the situation, management cannot estimate the duration and full impact of the COVID-19 pandemic on the economy, financial markets and the Company’s financial condition and results of operations. At this point, management does not expect that the Company’s financial results in future quarters will track with the Company’s historical performance.

Operations are being conducted in compliance with current federal, state and local government guidelines regarding social distancing, sanitation, and personal hygiene. Bank branches have modified hours and have been limited to two locations with drive-up services for in-person banking transactions, and lobby access to certain branches by appointment in the case of critical needs. Additional details about the Company’s COVID-19 pandemic assistance programs, including relevant disclosures and up-to-date information, have been added and are maintained at bwbmn.com.

Prior to the declaration of the COVID-19 pandemic, the Company had initiated efforts to update technology and desktop hardware in anticipation of the Company’s move to a new corporate headquarters in the second half of 2020. The Company was able to leverage these efforts and expedite the process of providing 100% of the Company’s non-branch personnel with the ability to work remotely. To ensure the safety of our staff and clients, branch personnel is working on a rotating schedule limiting exposure through social distancing.

The Company’s investments in technology, digital platforms and electronic banking has allowed clients and employees to transact with minimal interruption during these times of uncertainty. Additional staff have been assigned to assist clients over the telephone and work with clients on new enrollments in online banking and other treasury management services. Internally, these investments in technology have enabled increased communication capabilities for departments by use of video conferencing, chat, and other collaborative features.

The Company has increased oversight and analysis of all credits, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. With the change in economic conditions, and particularly, Minnesota’s Stay at Home order from the state governor,  the Company’s portfolio is expected to be negatively impacted. Management expects delinquencies and charge-offs to rise in future periods due to the continued impact of the COVID-19 pandemic.  The Company will continue to monitor credits closely, while working with clients to provide relief when appropriate.

The Company has developed programs for assisting existing clients through this uncertain time by providing loan payment deferrals and interest-only modifications. As of April 24, 2020 the Company had approved loan modifications for 137 loans totaling  $266.8 million. Of that total, modifications to interest-only payments totaled $151.3 million and loans with payment deferrals of principal totaled $115.5 million. In accordance with recent regulatory and accounting guidance, loans modified in response to the COVID-19 pandemic will not be considered troubled debt restructurings.

In a  further effort to assist both existing and new clients, the Company is participating in government loan programs through the Small Business Administration, or SBA, primarily the Paycheck Protection Program. This program stemmed from the Coronavirus, Aid, Relief and Economic Security, or CARES,  Act that was signed into law on March 27, 2020. As of April 24, 2020, the Company had funded nearly 600 loans, totaling approximately $150.0 million, to borrowers, including both existing and new clients. The Company has continued to accept and process applications under the newly expanded program.

Key Financial Measures

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Per Common Share Data
Basic Earnings Per Share	$0.26	$0.30	$0.23
Diluted Earnings Per Share	0.25	0.29	0.23
Book Value Per Share	8.61	8.45	7.70
Tangible Book Value Per Share (1)	8.49	8.33	7.58
Basic Weighted Average Shares Outstanding	28,791,494	28,833,576	30,097,638
Diluted Weighted Average Shares Outstanding	29,502,245	29,561,103	30,706,736
Shares Outstanding at Period End	28,807,375	28,973,572	30,097,674

Selected Performance Ratios
Return on Average Assets (Annualized)	1.29%	1.53%	1.42%
Pre-Provision Net Revenue Return on Average Assets (Annualized)(1)	2.11	2.09	2.03
Return on Average Common Equity (Annualized)	11.94	14.16	12.60
Return on Average Tangible Common Equity (Annualized) (1)	12.10	14.37	12.81
Yield on Interest Earning Assets	4.90	5.01	4.99
Yield on Total Loans, Gross	5.17	5.33	5.27
Cost of Interest Bearing Liabilities	1.84	1.96	2.06
Cost of Total Deposits	1.27	1.34	1.46
Net Interest Margin (2)	3.59	3.65	3.54
Efficiency Ratio (1)	44.4	49.6	44.1
Adjusted Efficiency Ratio (3)	44.1	44.3	43.1
Noninterest Expense to Average Assets (Annualized)	1.69	1.87	1.59
Adjusted Noninterest Expense to Average Assets (Annualized) (3)	1.68	1.67	1.55
Loan to Deposit Ratio	105.4	104.9	104.9
Core Deposits to Total Deposits	78.6	80.7	75.8
Tangible Common Equity to Tangible Assets (1)	10.13	10.65	11.16

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	10.93%	11.01%	10.88%
Tier 1 Risk-based Capital Ratio	11.53	11.72	11.70
Total Risk-based Capital Ratio	12.67	12.16	12.83

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	10.51%	10.69%	11.26%
Tier 1 Risk-based Capital Ratio	11.10	11.39	12.14
Total Risk-based Capital Ratio	13.38	12.98	14.58

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Ratio excludes the amortization of tax credit investments and represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2020	2019	2019	2019	2019
Selected Balance Sheet Data
Total Assets	$2,418,730	$2,268,830	$2,232,339	$2,123,631	$2,048,111
Total Loans, Gross	2,002,817	1,912,038	1,846,218	1,784,903	1,723,629
Allowance for Loan Losses	24,585	22,526	22,124	21,362	20,607
Goodwill and Other Intangibles	3,439	3,487	3,535	3,582	3,630

Deposits	1,900,127	1,823,310	1,802,236	1,699,265	1,643,666
Tangible Common Equity (1)	244,704	241,307	232,524	225,555	228,145
Total Shareholders' Equity	248,143	244,794	236,059	229,137	231,775
Average Total Assets - Quarter-to-Date	2,317,040	2,221,370	2,168,909	2,069,707	2,011,174
Average Common Equity - Quarter-to-Date	250,800	240,188	232,590	231,374	225,844

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2020	2019	2019
Selected Income Statement Data
Interest Income	$27,468	$27,419	$24,267
Interest Expense	7,366	7,491	7,136
Net Interest Income	20,102	19,928	17,131
Provision for Loan Losses	2,100	600	600
Net Interest Income after Provision for Loan Losses	18,002	19,328	16,531
Noninterest Income	1,719	1,112	634
Noninterest Expense	9,746	10,489	7,885
Income Before Income Taxes	9,975	9,951	9,280
Provision for Income Taxes	2,532	1,380	2,262
Net Income	$7,443	$8,571	$7,018

Income Statement

Net Interest Income

Net interest income was $20.1 million for the first quarter of 2020,  an increase of $174,000, or 0.9%, from $19.9 million in the fourth quarter of 2019, and an increase of $3.0 million, or 17.3%, from  $17.1 million in the first quarter of 2019.  The linked-quarter increase in net interest income was due to growth in average interest earning assets, as well as a change in the mix of interest earning assets.  The year-over-year increase in net interest income was largely attributable to growth in average interest earning assets, which increased by $285.0 million, or 14.3%, to $2.28 billion for the first quarter of 2020, from $1.99 billion for the  first quarter of 2019. This increase in average interest earning assets was primarily due to continued organic growth in the loan portfolio.

Net interest margin (on a fully tax-equivalent basis) for the first quarter of 2020  was 3.59%, a 6 basis point decrease from 3.65% in the fourth quarter of 2019, and a  5 basis point increase from 3.54% in the first quarter of 2019.  While the Company diligently worked to reduce the cost of interest bearing liabilities during the first quarter of 2020, the linked-quarter decrease in net interest margin was primarily attributable to the historically low and flat yield curve weighing on earning asset yields. The year-over-year increase in net interest margin was largely attributable to the reduction in deposit costs outpacing the lower rates earned in interest and fees on loans.

Interest income was $27.5 million for the first quarter of 2020, an increase of $49,000, or 0.2%, from $27.4 million in the fourth quarter of 2019, and an increase of  $3.2 million, or 13.2%, from $24.3 million in the first quarter of 2019.  The yield on interest earning assets (on a fully tax-equivalent basis)  was 4.90% in the first quarter of 2020, compared to 5.01% in the fourth quarter of 2019, and  4.99% in the first quarter of 2019.  The decrease in the yield on interest earning assets in comparison to both prior periods was primarily due to the decline in market interest rates.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield decreased to 5.17% in the first quarter of 2020, which is 16 basis points lower  than 5.33% in the fourth quarter of 2019, and 10 basis points lower than 5.27% in the first quarter of 2019. While deferred loan fees are regularly amortized into income, fluctuations in the level of loan fees recognized can vary based on prepayments and other factors. The decreased yield on loans was attributable to declining market interest rates and lower loan fees recognized in the first quarter of 2020, compared to the fourth quarter of 2019. On a year-over-year basis, loan fees increased 7 basis points in their contribution to the aggregate loan yield; however, this was outweighed by the historically low yield curve pressuring the core loan yield lower, and ultimately resulted in the aggregate portfolio yield contracting by 10 basis points.

A summary of interest and fees recognized on loans for the periods indicated is as follows:

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest	4.90%	5.00%	5.07%	5.10%	5.07%
Fees	0.27	0.33	0.25	0.23	0.20
Yield on Loans	5.17%	5.33%	5.32%	5.33%	5.27%

Interest expense was  $7.4 million for the first quarter of 2020, a decrease of $125,000, or 1.7%, from $7.5 million in the fourth quarter of 2019, and an increase of $230,000, or 3.2%, from $7.1  million in the first quarter of 2019.  The cost of interest bearing liabilities decreased to 1.84% in the first quarter of 2020 from 1.96% in the fourth quarter of 2019, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 22 basis points from 2.06% in the first quarter of 2019 to 1.84% in the  first quarter of 2020.  The Federal Open Market Committee (FOMC) reduced the Fed Funds target rate numerous times over the past 12 months, savings and money market deposit accounts indexed to Fed Funds were the most directly impacted as evidenced by the 29 basis point reduction in costs. With the most recent Fed Funds cuts occurring late in the first quarter of 2020, the Company expects a further reprieve in deposit funding costs in future quarters.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 is as follows:

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$29,462	$59	0.81%	$45,818	$150	1.30%	$27,945	$87	1.27%
Investment Securities:
Taxable Investment Securities	188,186	1,387	2.96	168,911	1,228	2.88	138,397	973	2.85
Tax-Exempt Investment Securities (1)	94,728	1,024	4.35	95,015	1,019	4.26	110,463	1,173	4.31
Total Investment Securities	282,914	2,411	3.43	263,926	2,247	3.38	248,860	2,146	3.50
Loans (1)(2)	1,954,959	25,150	5.17	1,872,234	25,132	5.33	1,707,908	22,179	5.27
Federal Home Loan Bank Stock	10,270	100	3.93	7,947	103	5.13	7,911	100	5.12
Total Interest Earning Assets	2,277,605	27,720	4.90%	2,189,925	27,632	5.01%	1,992,624	24,512	4.99%
Noninterest Earning Assets	39,435			31,445			18,550
Total Assets	$2,317,040			$2,221,370			$2,011,174
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	246,843	431	0.70%	257,777	503	0.77%	181,033	232	0.52%
Savings and Money Market Deposits	533,578	1,905	1.44	487,424	1,963	1.60	414,811	1,766	1.73
Time Deposits	376,154	2,177	2.33	353,351	2,151	2.41	329,511	1,880	2.31
Brokered Deposits	218,289	1,211	2.23	243,358	1,447	2.36	292,067	1,825	2.53
Total Interest Bearing Deposits	1,374,864	5,724	1.67	1,341,910	6,064	1.79	1,217,422	5,703	1.90
Federal Funds Purchased	24,835	107	1.74	3,011	14	1.82	24,956	160	2.59
Notes Payable	12,505	115	3.70	13,000	123	3.75	14,500	121	3.38
FHLB Advances	172,379	1,027	2.40	136,554	897	2.61	124,000	775	2.54
Subordinated Debentures	24,744	393	6.39	24,725	393	6.31	24,647	377	6.20
Total Interest Bearing Liabilities	1,609,327	7,366	1.84%	1,519,200	7,491	1.96%	1,405,525	7,136	2.06%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	444,201			451,265			369,912
Other Noninterest Bearing Liabilities	12,712			10,717			9,893
Total Noninterest Bearing Liabilities	456,913			461,982			379,805
Shareholders' Equity	250,800			240,188			225,844
Total Liabilities and Shareholders' Equity	$2,317,040			$2,221,370			$2,011,174
Net Interest Income / Interest Rate Spread		20,354	3.06%		20,141	3.05%		17,376	2.93%
Net Interest Margin (3)			3.59%			3.65%			3.54%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(252)			(213)			(245)
Net Interest Income		$20,102			$19,928			$17,131

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)

Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $2.1 million for the first quarter of 2020, an increase of $1.5 million from $600,000 for the fourth quarter of 2019 and the first quarter of 2019.  The increase in the provision in the first quarter of 2020 was attributable to increased allocations for economic factors associated with the COVID-19 pandemic.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the  periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2020	2019	2019
Balance at Beginning of Period	$22,526	$22,124	$20,031
Provision for Loan Losses	2,100	600	600
Charge-offs	(47)	(205)	(36)
Recoveries	6	7	12
Balance at End of Period	$24,585	$22,526	$20,607

Noninterest Income

Noninterest income was $1.7 million for the first quarter of 2020,  an increase of $607,000 from $1.1 million for the fourth quarter of 2019, and an increase of $1.1 million from $634,000 for the first quarter of 2019.  The linked-quarter increase was primarily due to increased swap fees, offset partially by decreased letter of credit fees. The year-over-year increase was primarily due to increased swap fees and customer service fees.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2020	2019	2019
Noninterest Income:
Customer Service Fees	$240	$196	$191
Net Gain (Loss) on Sales of Securities	3	—	(5)
Letter of Credit Fees	274	394	246
Debit Card Interchange Fees	92	105	88
Swap Fees	907	255	—
Other Income	203	162	114
Totals	$1,719	$1,112	$634

Noninterest Expense

Noninterest expense was $9.7 million for the first quarter of 2020, a decrease of $743,000 from $10.5 million for the fourth quarter of 2019, and an increase of $1.9 million from $7.9 million for the first quarter of 2019.  The linked-quarter decrease was primarily due to decreased amortization of tax credit investments and occupancy and equipment, offset partially by increased salaries and employee benefits. The year-over-year increase was attributed to increased salaries and employee benefits and professional and consulting fees, offset partially by decreased FDIC insurance assessment and amortization of tax credit investments.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2020	2019	2019
Noninterest Expense:
Salaries and Employee Benefits	$6,454	$6,235	$4,802
Occupancy and Equipment	713	883	656
FDIC Insurance Assessment	190	165	285
Data Processing	229	161	153
Professional and Consulting Fees	485	437	388
Information Technology and Telecommunications	266	319	236
Marketing and Advertising	466	299	465
Intangible Asset Amortization	48	48	48
Amortization of Tax Credit Investments	85	1,128	177
Other Expense	810	814	675
Totals	$9,746	$10,489	$7,885

The Company had  170  full-time equivalent employees at March 31, 2020, compared to 160 employees at December 31, 2019, and 143 employees at March 31, 2019.  The increased head count included strategic hires in deposit gathering, lending, technology, and other supportive roles to meet the needs of the Company’s growing infrastructure.

While the recognition of tax credit investments creates volatility in the level of total noninterest expense and concurrently the efficiency ratio, it directly reduces income tax expense and the effective tax rate. The efficiency ratio, a non-GAAP financial measure, was 44.4% for the first quarter of 2020, compared to 49.6% for the fourth quarter of 2019, and 44.1% for the first quarter of 2019. Excluding the impact of the amortization of tax credit investments, the adjusted efficiency ratio, a non-GAAP financial measure, was  44.1% for the first quarter of 2020,  44.3% for the fourth quarter of 2019 and 43.1% for the first quarter of 2019.

Income Taxes

The effective combined federal and state income tax rate for the first quarter of 2020 was  25.4%,  an increase from 13.9% for the fourth quarter of 2019 and an increase from 24.4% for the first quarter of 2019. The higher effective combined rate compared to both periods was due to fewer tax credits being recognized.

Balance Sheet

Total assets at March 31, 2020 were $2.42 billion, a  6.6% increase from $2.27 billion at December 31,  2019, and a 18.1% increase from $2.05 billion at March 31, 2019. The increase in total assets was primarily due to organic loan growth.

Total gross loans at March 31, 2020 were $2.00 billion, an  increase of $90.8 million, or 4.7%, over total gross loans of $1.91 billion at December 31, 2019, and an increase of $279.2 million, or 16.2%, over total gross loans of $1.72 billion at March 31, 2019.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(dollars in thousands)
Commercial and Industrial	$299,425	$276,035	$291,723	$287,804	$284,807
Construction and Land Development	183,350	196,776	216,054	195,568	178,782
Real Estate Mortgage:
1 - 4 Family Mortgage	272,590	260,611	254,782	247,029	233,131
Multifamily	536,380	515,014	456,257	437,198	417,975
CRE Owner Occupied	75,207	66,584	71,209	68,681	66,130
CRE Nonowner Occupied	631,541	592,545	551,992	544,579	538,998
Total Real Estate Mortgage Loans	1,515,718	1,434,754	1,334,240	1,297,487	1,256,234
Consumer and Other	4,324	4,473	4,201	4,044	3,806
Total Loans, Gross	2,002,817	1,912,038	1,846,218	1,784,903	1,723,629
Allowance for Loan Losses	(24,585)	(22,526)	(22,124)	(21,362)	(20,607)
Net Deferred Loan Fees	(5,336)	(5,512)	(5,788)	(5,157)	(4,791)
Total Loans, Net	$1,972,896	$1,884,000	$1,818,306	$1,758,384	$1,698,231

Total deposits at March 31, 2020 were $1.90 billion, an increase of $76.8 million, or 4.2%, over total deposits of $1.82 billion at December 31, 2019, and an increase of $256.5 million, or 15.6%, over total deposits of $1.64 billion at March 31, 2019.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$476,217	$447,509	$478,493	$409,198	$404,937
Interest Bearing Transaction Deposits	255,483	264,627	243,889	231,318	180,459
Savings and Money Market Deposits	514,113	516,785	470,518	456,447	434,186
Time Deposits	393,340	360,027	363,308	359,338	346,163
Brokered Deposits	260,974	234,362	246,028	242,964	277,921
Total Deposits	$1,900,127	$1,823,310	$1,802,236	$1,699,265	$1,643,666

Total shareholders’ equity at March 31, 2020 was $248.1 million, an increase of $3.3 million, or 1.4%, over total shareholders’ equity of $244.8 million at December 31, 2019, and an increase of $16.4 million, or 7.1%, over total shareholders’ equity of $231.8 million at March 31, 2019. The linked-quarter increase was due to net income retained, partially offset by stock repurchases made under the Company’s stock repurchase program, a decrease in unrealized gains in the securities portfolio, and an increase in unrealized losses in the interest rate swap portfolio. The year-over-year increase was due to net income retained, partially offset by stock repurchases made under the Company’s stock repurchase program.

Tangible book value per share, a non-GAAP financial measure, was $8.49 as of March 31, 2020, an increase of 2.0% from $8.33 as of December 31, 2019, and an increase of 12.1% from $7.58 as of March 31, 2019.

During the first quarter of 2020, the Company repurchased 177,864 shares of its common stock, representing less than 1% of the Company’s outstanding shares. Shares were repurchased at a weighted average price of $11.52  for a total of $2.0 million. Although the stock repurchase program remains in place, the Company has not repurchased any shares since March 16, 2020. The Company remains committed to maintaining strong capital levels and will consider the current economic environment and the uncertainty of the long-term impact of the COVID-19 pandemic when evaluating its future utilization of the stock repurchase program. Management currently does not expect to begin repurchasing shares again until the COVID-19 pandemic has subsided.

Asset Quality

Asset quality metrics for the Company remained strong at March 31, 2020. Annualized net charge-offs as a percent of average loans for the first quarter of 2020, were 0.01%, compared to 0.04% for the fourth quarter of 2019, and 0.01% for the first quarter of 2019. At March 31, 2020, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $606,000, or 0.03% of total assets, as compared to $461,000, or 0.02% of total assets at December  31, 2019, and $1.6 million, or 0.08% of total assets at March 31, 2019.

The Company is closely analyzing all segments within the loan portfolio in response to the COVID-19 pandemic. As a result, at the end of the first quarter of 2020 the Company identified loans that have potential weaknesses that warrant a watchlist risk rating. At March 31, 2020, watchlist loans increased to $45.8 million, compared to $5.3 million at December 31, 2019. Loans added to the watchlist during the first quarter of 2020 were in vulnerable industries, primarily hospitality and restaurants.  As the COVID-19 pandemic continues to evolve, the length and extent of the economic contraction will dictate further watchlist or adverse classifications in the loan portfolio.

About the Company

Bridgewater Bancshares, Inc. is a financial holding company headquartered in Bloomington, Minnesota. The Company has two wholly owned subsidiaries, Bridgewater Bank, a Minnesota-chartered commercial bank founded in November 2005, and Bridgewater Risk Management, Inc., a captive insurance company founded in December 2016. Bridgewater Bank has two wholly owned subsidiaries, Bridgewater Investment Management, Inc. and BWB Holdings, LLC. Bridgewater Bank currently operates through 7 branches in Bloomington, Greenwood, Minneapolis (2), St. Louis Park, Orono, and St. Paul, all located within the Minneapolis-St. Paul-Bloomington metropolitan statistical area.

Investor Relations Contact:

Jerry Baack

Chief Executive Officer

investorrelations@bwbmn.com

952-893-6866

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its potential effects on the economic environment, our clients and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the recent coronavirus outbreak), acts of war or terrorism or other adverse external events; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2020	2019	2019
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$61,526	$31,935	$48,750
Bank-Owned Certificates of Deposit	2,895	2,654	2,948
Securities Available for Sale, at Fair Value	307,317	289,877	250,285
Loans, Net of Allowance for Loan Losses of $24,585 at March 31, 2020 (unaudited), $22,526 at December 31, 2019 and $20,607 at March 31, 2019 (unaudited)	1,972,896	1,884,000	1,698,231
Federal Home Loan Bank (FHLB) Stock, at Cost	11,017	7,824	7,324
Premises and Equipment, Net	35,271	27,628	15,697
Accrued Interest	7,102	6,775	7,058
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	813	861	1,004
Other Assets	17,267	14,650	14,188
Total Assets	$2,418,730	$2,268,830	$2,048,111

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$476,217	$447,509	$404,937
Interest Bearing	1,423,910	1,375,801	1,238,729
Total Deposits	1,900,127	1,823,310	1,643,666
Notes Payable	12,500	13,000	14,500
FHLB Advances	207,500	136,500	124,000
Subordinated Debentures, Net of Issuance Costs	24,759	24,733	24,656
Accrued Interest Payable	1,688	1,982	1,679
Other Liabilities	24,013	24,511	7,835
Total Liabilities	2,170,587	2,024,036	1,816,336

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at March 31, 2020 (unaudited), December 31, 2019 and March 31, 2019 (unaudited)	—	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 28,807,375 at March 31, 2020 (unaudited), 28,973,572 at December 31, 2019 and 30,097,674 at March 31, 2019 (unaudited)	288	290	301
Additional Paid-In Capital	110,446	112,093	126,209
Retained Earnings	135,080	127,637	103,252
Accumulated Other Comprehensive Income	2,329	4,774	2,013
Total Shareholders' Equity	248,143	244,794	231,775
Total Liabilities and Equity	$2,418,730	$2,268,830	$2,048,111

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$25,113	$25,132	$22,179
Investment Securities	2,196	2,034	1,901
Other	159	253	187
Total Interest Income	27,468	27,419	24,267

INTEREST EXPENSE
Deposits	5,724	6,064	5,703
Notes Payable	115	123	121
FHLB Advances	1,027	897	775
Subordinated Debentures	393	393	377
Federal Funds Purchased	107	14	160
Total Interest Expense	7,366	7,491	7,136

NET INTEREST INCOME	20,102	19,928	17,131
Provision for Loan Losses	2,100	600	600

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	18,002	19,328	16,531

NONINTEREST INCOME
Customer Service Fees	240	196	191
Net Gain (Loss) on Sales of Available for Sale Securities	3	—	(5)
Other Income	1,476	916	448
Total Noninterest Income	1,719	1,112	634

NONINTEREST EXPENSE
Salaries and Employee Benefits	6,454	6,235	4,802
Occupancy and Equipment	713	883	656
Other Expense	2,579	3,371	2,427
Total Noninterest Expense	9,746	10,489	7,885

INCOME BEFORE INCOME TAXES	9,975	9,951	9,280
Provision for Income Taxes	2,532	1,380	2,262
NET INCOME	$7,443	$8,571	$7,018

EARNINGS PER SHARE
Basic	$0.26	$0.30	$0.23
Diluted	0.25	0.29	0.23
Dividends Paid Per Share	—	—	—

Bridgewater Bancshares, Inc. and Subsidiaries
Summary Quarterly Consolidated Financial Data

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Selected Asset Quality Data
Loans 30-89 Days Past Due	$21	$403	$—	$470	$387
Loans 30-89 Days Past Due to Total Loans	0.00%	0.02%	0.00%	0.03%	0.02%
Nonperforming Loans	$606	$461	$828	$555	$1,557
Nonperforming Loans to Total Loans	0.03%	0.02%	0.04%	0.03%	0.09%
Foreclosed Assets	$—	$—	$—	$1,033	$—
Nonaccrual Loans to Total Loans	0.03%	0.02%	0.04%	0.03%	0.09%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.02	0.04	0.03	0.09
Nonperforming Assets (1)	$606	$461	$828	$1,588	$1,557
Nonperforming Assets to Total Assets (1)	0.03%	0.02%	0.04%	0.07%	0.08%
Allowance for Loan Losses to Total Loans	1.23	1.18	1.20	1.20	1.20
Allowance for Loans Losses to Nonperforming Loans	4,056.93	4,886.33	2,671.98	3,849.01	1,323.51
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.01	0.04	0.03	(0.04)	0.01

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Efficiency Ratio
Noninterest Expense	$9,746	$10,489	$7,885
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$9,698	$10,441	$7,837
Net Interest Income	20,102	19,928	17,131
Noninterest Income	1,719	1,112	634
Less: (Gain) Loss on Sales of Securities	(3)	—	5
Adjusted Operating Revenue	$21,818	$21,040	$17,770
Efficiency Ratio	44.4%	49.6%	44.1%

Adjusted Efficiency Ratio
Noninterest Expense	$9,746	$10,489	$7,885
Less: Amortization of Tax Credit Investments	(85)	(1,128)	(177)
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$9,613	$9,313	$7,660
Net Interest Income	20,102	19,928	17,131
Noninterest Income	1,719	1,112	634
Less: (Gain) Loss on Sales of Securities	(3)	—	5
Adjusted Operating Revenue	$21,818	$21,040	$17,770
Adjusted Efficiency Ratio	44.1%	44.3%	43.1%

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Pre-Provision Net Revenue
Noninterest Income	$1,719	$1,112	$634
Less: (Gain) Loss on sales of Securities	(3)	—	5
Total Operating Noninterest Income	1,716	1,112	639
Plus: Net Interest income	20,102	19,928	17,131
Net Operating Revenue	$21,818	$21,040	$17,770

Noninterest Expense	$9,746	$10,489	$7,885
Less: Amortization of Tax Credit Investments	(85)	(1,128)	(177)
Total Operating Noninterest Expense	$9,661	$9,361	$7,708

Pre-Provision Net Revenue	$12,157	$11,679	$10,062

Plus:
Non-Operating Revenue Adjustments	3	—	(5)
Less:
Provision for Loan Losses	2,100	600	600
Non-Operating Expense Adjustments	85	1,128	177
Provision for Income Taxes	2,532	1,380	2,262
Net Income	$7,443	$8,571	$7,018

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$248,143	$244,794	$231,775
Less: Intangible Assets	(3,439)	(3,487)	(3,630)
Tangible Common Equity	244,704	241,307	228,145
Total Assets	2,418,730	2,268,830	2,048,111
Less: Intangible Assets	(3,439)	(3,487)	(3,630)
Tangible Assets	$2,415,291	$2,265,343	$2,044,481
Tangible Common Equity/Tangible Assets	10.13%	10.65%	11.16%

Tangible Book Value Per Share
Book Value Per Common Share	$8.61	$8.45	$7.70
Less: Effects of Intangible Assets	(0.12)	(0.12)	(0.12)
Tangible Book Value Per Common Share	$8.49	$8.33	$7.58

Average Tangible Common Equity
Average Common Equity	$250,800	$240,188	$225,844
Less: Effects of Average Intangible Assets	(3,466)	(3,510)	(3,653)
Average Tangible Common Equity	$247,334	$236,678	$222,191